For:  Frozen Food Express			From:  Mike Engleman
      Industries, Inc.                         Mike Engleman/Associates
Listed:  Nasdaq (FFEX)                         11308 Valleydale
Company Contacts:                              Dallas, TX  75230
  Stoney M. (Mit) Stubbs, Jr. (CEO)            (214) 373-6464
  F. Dixon McElwee, Jr. (CFO)
  (214) 630-8090

For Immediate Release
---------------------

                     Frozen Food Express Industries
                  Reports Improved First-Quarter Results

	Dallas, Texas, May 1, 2003-Frozen Food Express Industries, Inc. (Nasdaq:
FFEX) today reported improved results for its first quarter, ended March 31, 2003, when compared to those of last year's first quarter.
	Revenue for 2003's first quarter was $91,454,000, compared to
$79,057,000 for the first quarter of 2002.   Freight revenue improved by 14.3%
between the quarters to $88.5 million, principally due to increased revenue from less-than-truckload operations and from fuel surcharges. Freight revenue increased by $11.1 million, 33% of which was due to increased fuel surcharges. The first-quarter 2003 net loss was $668,000, or 4 cents a share, compared to a loss of $944,000, or 6 cents a share, for the first quarter of 2002.
	Stoney M. (Mit) Stubbs, Jr., chairman and CEO said 2003's first-quarter results were adversely impacted by adverse weather conditions and record high fuel costs. "During last year's first quarter," Mr. Stubbs said, "national average diesel fuel prices ranged from about $1.30 a gallon to a little more than $1.15. In this year's first quarter, the price of fuel ranged from about $1.80 to just under $1.55 a gallon. Our fleet drives millions of miles a quarter and the cost of fuel is important to our operating results.
	"Our first-quarter fuel bill was 35% higher than it was in last year's first quarter, and it encourages me that, in spite of the high fuel costs, we were able to improve our results in what normally is our toughest quarter, due in part to improved claims and insurance expenses. We carry a significant retention of our accident liability coverage. Therefore, changes in the frequency and severity of accidents can positively or negatively impact our operating results." Mr. Stubbs observed.
	"Because the freight we haul is predominately temperature-sensitive, requiring some level of refrigeration, our business is best during the warmer months. The first quarter of our year is typically the weakest and the fourth quarter is the most unpredictable and almost always weaker than the warm-weather quarters," Mr. Stubbs explained.
	"Our freight business earned a small operating profit in 2003's first quarter, compared to a $290,000 operating loss in the year-ago quarter, but our non-freight segment incurred an operating loss of about $600,000 during the first quarter of 2003, as compared to about $525,000 in the first quarter of 2002," Mr. Stubbs said. He expressed continuing disappointment in the performance of the non-freight segment and added that FFEX will take "whatever steps are required to address these issues."
 	Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States and into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking arm, American Eagle Lines.

Forward-Looking Statements
--------------------------
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions we made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
	Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results could differ materially from the expectations reflected in such forward-looking statements. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those we expect.
	Factors that are not within our control that could contribute to such differences and that may have a bearing on operating results include demand for our services and products, and our ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, our ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which we operate, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described elsewhere in our filings with the Securities and Exchange Commission.


For the Three months ended March 31:
                                              2003           2002
                                              ----           ----
Revenue                                    $91,454,000    $79,057,000
Loss from Operations                          (506,000)      (813,000)
Net Loss                                      (668,000)      (944,000)
Net Loss per share -
       Basic                                     (0.04)         (0.06)
      Diluted                                    (0.04)         (0.06)

Weighted average shares outstanding -
       Basic                                16,706,000     16,474,000
       Diluted                              16,706,000     16,474,000